Exhibit 10.7

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (“Amendment”) dated as of September 10, 2010, by and between LINC LOGISTICS COMPANY (“Company”) and COMERICA BANK (“Bank”).

RECITALS

A. Borrower and Bank entered into an Amended and Restated Credit Agreement dated as of February 18, 2010 (“Agreement”).

B. Borrower and Bank desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1. The following definitions are added to Section One of the Agreement:

‘IPO’ shall mean an initial public offering of capital stock of Borrower registered under the Securities Act of 1933, as amended, which generates Net Proceeds to Borrower of at least $108,000,000 and which is consummated on or before April 30, 2011.

‘Junior Debt’ shall have the meaning therefor as set forth in the Subordination Agreement.

‘Net Cash Proceeds’ shall mean the aggregate cash payments received by Borrower from any IPO, minus the reasonable and customary out-of-pocket commissions, costs, premiums, fees and other expenses incurred by Borrower in connection with such transaction (or, if such costs and expenses have not been incurred or invoiced, the Borrower’s good faith estimate thereof), including legal, accounting and investment banking fees, sales commissions, and other third party charges.”

‘Special Distribution’ shall mean a distribution in the nature of a dividend with respect to Company’s common stock declared on or before April 30, 2011, and payable pursuant to a promissory note which constitutes Junior Debt, not to exceed, however, the sum of $15,000,000.

2. Section One of the Agreement is amended to add the following sentence at the end of the definition of “Fixed Charge Coverage Ratio”: “The foregoing definition of “Fixed Charge Coverage Ratio”, and the calculation thereof, is subject to the overriding provisions of Section 7.1A.”

3. Section 7.1A is added to the Agreement, to read as follows:

“7.1A Notwithstanding the foregoing language of Section 7.1 to the contrary, Bank consents and agrees to the following:

(y) the declaration of the Special Distribution, and issuance of a promissory note with respect thereto, provided that the promissory note constitutes Junior Debt. Further, the Special Distribution shall be disregarded (and not included) in the calculation of the Fixed Charge Coverage Ratio; and

(z) the accrued dividend payable of $63,000,000 and the Junior Debt (which shall include, without limitation, the Special Distribution), including accrued but unpaid interest on the Junior Debt, may be paid in cash from the Net Proceeds of an IPO. In the event of the payment of the accrued dividend payable and the Junior Debt (including interest thereon) in accordance with the provisions of this Section 7.1A, such payment shall be disregarded (and not included) in the calculation of the Fixed Charge Coverage Ratio.

4. Borrower hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of such Borrower’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Borrower set forth in Sections 5.1 through 5.2 and 5.4 through 5.10 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Borrower set forth in Section 5.3 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Borrower in accordance with Section 6.5 of the Agreement; and (d) except as previously disclosed by Borrower to Bank, no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

5. Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

6. This Amendment shall be effective upon (a) execution of this Agreement by Borrower and the Bank and (b) execution by the Guarantors of the attached Reaffirmation of Guaranty.

2

IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		LINC LOGISTICS COMPANY

By:	/s/ William J. Scarborough	By:	/s/ H.E. Wolfe
William J. Scarborough

Its:	Vice President	Its:	President

3

REAFFIRMATION OF GUARANTY

The undersigned acknowledge the foregoing First Amendment to Amended and Restated Credit Agreement and ratify and confirm their obligations under their Guaranties of Borrower’s obligations to the Bank and acknowledge that the Guaranties remain in full force and effect in accordance with their respective terms subject to no setoff, defense or counterclaim.

September 10, 2010

LOGISTICS INSIGHT CORP.

By:	/s/ H.E. Wolfe
Its:	President

LINC ONTARIO, LTD.

By:	/s/ Eric P. Davies
Its:	Treasurer, Secretary

PRO LOGISTICS, INC.

By:	/s/ Joseph Golec
Its:	President

CTX, INC.

By:	/s/ Alan A. Samouelian
Its:	President

CENTRAL GLOBAL EXPRESS, INC.

By:	/s/ Alan A. Samoulien
Its:	President

DEDICATED FUEL, LLC

By:	/s/ Joseph Golec
Its:	President

ON DEMAND TRANSPORT, INC.

By:	/s/ Eric P. Davies
Its:	Treasurer, Secretary

OTR LOGISTICS, INC.

By:	/s/ Eric P. Davies
Its:	Treasurer, Secretary

MAINTENANCE INSIGHT, LLC

By:	/s/ Joseph Golec
Its:	President

2

Amendment to Note

This Amendment to Note (“Amendment”), made, delivered, and effective as of September 10, 2010, by and between LINC LOGISTICS COMPANY (“Borrower”) and COMERICA BANK (“Bank”).

WHEREAS, Borrower and Bank are parties to that certain note in the original principal amount of $32,000,000 dated February 18, 2010 (“Note”); and

WHEREAS, Bank and Borrower desire to amend the Note as set forth below;

NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Amendment, Borrower and Bank agree as follows:

1.	The definition of Applicable Margin in the Note is amended to read as follows:

“‘Applicable Margin’ means:

(a)	in respect of the LIBOR–based Rate, two and three quarters percent (2 3/4%) per annum; and

(b)

in respect of the Daily Adjusting LIBOR Rate two and three quarters percent (2 3/4%) per annum and, to the extent applicable, the Prime Referenced Rate, one and one quarter percent (1 1/4%) per annum.”

2.	Borrower is responsible for all costs incurred by Bank, including without limit reasonable attorney fees, with regard to the preparation and execution of this Amendment.

3.	The execution of this Amendment shall not be deemed to be a waiver of any Default or Event of Default.

4.	All the terms used in this Amendment which are defined in the Note shall have the same meaning as used in the Note, unless otherwise defined in this Amendment.

5.	This Amendment is not an agreement to any further or other amendment of the Note.

6.	Borrower expressly acknowledges and agrees that except as expressly amended in this Amendment, the Note, as amended, remains in full force and effect and is ratified, confirmed and restated.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date set forth above.

LINC LOGISTICS COMPANY

By:	/s/ H.E. Wolfe
SIGNATURE OF H.E. WOLFE

Its:	President
TITLE (IF APPLICABLE)

COMERICA BANK

By:	/s/ William J. Scarborough
SIGNATURE OF WILLIAM J. SCARBOROUGH

Its:	Vice President
TITLE

financially able to pay its debts and obligations as they become due and is paying its debts and obligations as they become due; (g) which do not remain unpaid more than one hundred twenty (120) days after the date of such invoice; (h) with respect to which the Account Debtor is not a Related Person (other than one of the MFS Entities) or any officer, director, agent or employee of a Related Person; and (i) which do not arise from a “sale on approval,” “sale or return,” “guaranteed sale” or “consignment.” An unbilled Accounts Receivable shall mean an Accounts Receivable which meets all of the requirements to be an Acceptable Account except that an invoice has not yet been generated and which is not unbilled more than thirty (30) days after the date the applicable goods were sold and delivered or the applicable services rendered. Progress billings do not include Accounts generated under contracts which call for periodic invoicing for completed services and under which a Borrowing Base Obligor provides periodic services for an Account Debtor and then invoices the Account Debtor in accordance with the terms of the contract once the services are completed.

“Acceptable Foreign Account” shall mean an Account which meets all of the requirements to be an Acceptable Account except those under subsection (e) and with respect to which the Account Debtor has been approved in writing by Bank (subject to any limitations on the amount of such Accounts which may be included in determining the Borrowing Base).

“Account Debtor” shall mean any Person, which is now, or hereafter obligated or indebted to a Borrowing Base Obligor on any Account Receivable.

“Accounts Receivable” or “Accounts” shall mean all amounts owed to a Borrowing Base Obligor on account of sales, leases or rentals of goods or services rendered in the ordinary course of the applicable Borrowing Base Obligor’s trade or business.

“Affiliate” shall mean, when used with respect to any Person, any other Person, or group acting in concert in respect of such Person, that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, or the right to vote voting securities.

“Base Rate” means the prime rate of interest publicly announced from time to time by the Bank.

“Borrowing Base” is the amount equal to the sum of (a) eighty-five percent (85%) of the amount due on the Borrowing Base Obligors’ Acceptable Accounts excluding accounts with respect to which the Account Debtor is a Related Person and also one of the MFS Entities and excluding unbilled accounts and Government Accounts, plus (b) eighty five (85%) of Acceptable Foreign Accounts, plus (c) the lesser of (i) eighty five percent (85%) of Borrowing Base Obligors’ Acceptable Accounts with respect to which the Account Debtor is a Related Person and also one of the MFS Entities or (ii) One Million Dollars ($1,000,000), plus (d) the lesser of (i) eighty five percent (85%) of Acceptable Accounts which are Government Accounts or (ii) One Million Dollars ($1,000,000), plus (e) the lesser of (i) eighty five percent (85%) of Borrowing Base Obligors’ Acceptable Accounts which are unbilled Accounts or (ii) Nine Million Dollars ($9,000,000).

“Borrowing Base Obligors” shall mean the entities listed in attached Schedule 1 and “Borrowing Base Obligor” shall mean each of them.

“Business day” means a banking business day of the Bank.

“Capital Expenditure” shall mean, without duplication, any cash payment made or required to be made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with Generally Accepted Accounting Principles would be added as a debit to the fixed asset account of Borrower or its Subsidiaries, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of Borrower or a Subsidiary, as applicable, thereunder would be required by Generally Accepted Accounting Principles to be capitalized and shown as liabilities on the balance sheet of Borrower and its consolidated Subsidiaries.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) by Company or any Subsidiary as lessee which, in conformity with Generally Accepted Accounting Principles, is, or is required to be accounted for as a capital lease on the balance sheet of Borrower and its consolidated Subsidiaries.

“Closing Date” means the date set out in the first paragraph of this Loan Agreement.

“Consistent Basis” shall mean, in reference to the application of Generally Accepted Accounting Principles, that the accounting principles observed in the current period are comparable in all material respects to those applied in the preceding periods.

“Covenant Compliance Report” shall mean the report to be furnished by Borrower to the Bank pursuant to Section 6.5(iv) hereof, in form acceptable to the Bank and certified by a Certifying Officer.

“Cure Period” shall mean fifteen (15) days with respect to a Monetary Default and thirty (30) days with respect to a Non Monetary Default.

“EBITDA” shall mean, as of any date of determination and for any period of determination, the sum of the net income of Borrower and its consolidated Subsidiaries, for the applicable period ending on such date of determination, plus, to the extent deducted in computing such net income, (i) income taxes paid or payable for that period (including Michigan Single Business Tax and similar taxes), (ii) interest expense for that period, (iii) depreciation and amortization expense for that period, and (iv) non-cash charges during such period, minus cash payments made during such period with respect to non-cash charges which have previously been added back in the calculation of EBITDA, in each case determined in accordance with GAAP.

“Event of Default” has the meaning assigned to that phrase in Section Eight.

“Fixed Charge Coverage Ratio” shall mean as of any date of determination thereof a ratio the numerator of which is EBITDA for the four preceding fiscal quarters ending on such date, minus actual taxes due during such period based on Borrower’s federal, state and local tax returns, minus unfinanced Capital Expenditures during such period, minus dividends and distributions by Borrower to its shareholders during such period and the denominator of which is all contractually scheduled payments of principal with respect to term debt during such period (including the principal component of payments with respect to Capital Leases) plus, all payments of interest during such period (including the interest component of payments with respect to Capital Leases), plus all payments made during such period with respect to the Borrower’s existing accrued dividend payable to its shareholders, plus all payments made during such period with respect to the Junior Debt (as defined in the Subordination Agreement), all as determined on a consolidated basis in accordance with Generally Accepted Accounting Principles on a Consistent Basis.

“Funded Debt” shall mean with respect to any Person as of any date of determination, the sum, without duplication, of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under Capital Leases as of such date, (c) all obligations of such Person in respect of unreimbursed drawings under letters of credit or similar obligations issued or created for the account of such Person as of such date, (d) all liabilities secured by any lien granted by such Person on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) without duplication, all guarantee obligations of such Person as of such date if required to be reported as debt of such Person in accordance with Generally Accepted Accounting Principles.

“Generally Accepted Accounting Principles” shall mean those principles set forth in Opinion of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, or those principles which have other substantial authoritative support and are applicable in the circumstances as of the date of this Agreement, provided however, that with respect to the calculation of the financial covenants set forth in Section 6.9 such calculations shall be substantially in accordance with applicable Interstate Commerce Commission regulations, but nevertheless to the extent possible, substantially consistent with Generally Accepted Accounting Principles (as hereinabove defined) as in effect on the date of this Agreement.

“Government Contract” means a contract for the manufacture and sale of goods to the United States.

“Guaranties” shall mean the Guaranties dated February 18, 2010 executed by the Borrowing Base Obligors in favor of Bank, as amended or modified from time to time.

“Loan” means the aggregate of (i) unpaid Loan advances from time to time outstanding pursuant to the provisions of this Loan Agreement, and (ii) the sum of the amount of any outstanding letters of credit issued by Bank for the account of Borrower and the amount of any draws under letters of credit which have been paid by Bank and not reimbursed by Borrower.

Unless the context shall otherwise require, the terms “extensions of credit” and “indebtedness,” when used in connection with this Loan, shall also include any outstanding letters of credit issued by Bank for the account of the Borrower, and drafts accepted pursuant thereto, as well as loan advances disbursed to the Borrower.

“Loan Agreement” means this Loan Agreement between the Borrower and the Bank, as the same may be amended or modified from time to time.

“Maximum Rate” means the maximum effective variable contract rate of interest which the Bank may lawfully charge under applicable statutes and laws from time to time in effect.

“MFS Entities” shall mean CenTra, Inc., its Subsidiaries and any other business entity which has at least 51% of its voting equity interests owned, directly or indirectly, through one or more intermediaries, by the Moroun Family Shareholders.

“Monetary Default” shall mean any default under Section 8 of this Agreement which may be cured by the payment of money.

“Moroun Family Shareholders” shall mean M.J. Moroun, M.T. Moroun and Trusts for their respective benefit or for the benefit of their respective spouses and/or lineal descendents.

“Non-Monetary Default” shall mean any default under Section 8 of this Agreement other than a Monetary Default.

“Note” means the Promissory Note of the Borrower dated February 18, 2010, in the principal amount of Thirty Two Million Dollars ($32,000,000.00), payable to the order of the Bank which evidences the Loan, as such note may be modified, renewed or extended from time to time; and any other note or notes executed at any time to evidence the Loan in whole or in part.

“Person” means an individual, partnership, limited liability company, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

“Related Person” shall mean any Person, other than a publicly traded corporation or Person, (a) which now or hereafter directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower, or (b) which now or hereafter beneficially owns or holds five percent (5%) or more of the capital stock of Borrower, or (c) five percent (5%) or more of the capital stock of which is beneficially owned or held by Borrower. For the purposes hereof, “control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock or the right to vote voting stock.

“Security Agreements” shall mean the Security Agreements and Amended and Restated Security Agreements dated February 18, 2010 executed by the Borrowing Base Obligors and the Borrower in favor of the Bank as amended or modified from time to time.”

“Senior Leverage Ratio” shall mean, as of the date of determination, that ratio determined by a fraction:

(a) the numerator of which is the Senior Liabilities; and

(b) the denominator of which is EBITDA for the four preceding fiscal quarters ending on such date of determination.

“Senior Liabilities” shall mean all Funded Debt of Borrower and its consolidated Subsidiaries other than Funded Debt which is subordinated to the Loan under a written subordination agreement in form and substance acceptable to Bank.

“Subordination Agreement” shall mean the Debt Subordination Agreement dated February 9, 2009 (and effective as of December 31, 2008) by and among CenTra, Inc., Borrower and Bank.

“Subsidiary” shall mean a corporation or other entity of which more than fifty percent (50%) of the outstanding voting stock or equivalent equity interests are owned by Borrower, either directly or indirectly, through one or more intermediaries.

“Supplemental Schedule” shall mean a schedule reviewed by Borrower’s auditors which includes the information set forth on attached Schedule 2.

“Termination Date” shall mean the 30th day of July, 2011, unless such date is extended pursuant to the provisions of Section 9.12 hereof, in which event such extended date shall be the Termination Date.

“United States” means the government of the United States of America or any department, agency, division or instrumentality thereof.

SECTION TWO: COMMITMENT AND FUNDING

2.1 The Commitment. Subject to the terms and conditions herein set out, the Bank agrees and commits (the “Commitment”), from time to time, from the Closing Date until the Termination Date, to make loan advances to the Borrower and to issue letters of credit (in an aggregate amount not exceeding $2,000,000 at any time outstanding) for the account of the Borrower (or jointly and severally with the Borrower and a Subsidiary), all in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of (a) Thirty-Two Million Dollars ($32,000,000.00); or (b) the Borrower’s Borrowing Base, as defined in Section One.

2.2 Funding the Loan; Extending Credit. Each loan advance hereunder shall be made by depositing the same to the checking account of the Borrower in Bank, or in such other manner as the Borrower and Bank may, from time to time, agree.

2.3 The Note and Interest. (a) All advances with respect to the Loan shall be evidenced by the promissory note of the Borrower, payable to the order of the Bank in the principal amount of Thirty-Two Million Dollars ($32,000,000.00), in form substantially the same as the copy of the Note attached hereto as Exhibit “A.” The entire principal amount of the Loan shall be due and payable on the Termination Date. The unpaid principal balances of the Loan shall bear interest from the Closing Date on disbursed and unpaid principal balances as specified in the Note. Said interest shall be payable monthly on the first (1st) day of each month after the Closing Date, with the final installment of interest being due and payable on the Termination Date, or on such earlier date as the Loan shall become due and payable.

(b) In the event that the Bank should at any time agree to increase the amount of the Commitment, the Borrower will either execute a new note for the amount of such increase, or a new note for the aggregate increased amount of the commitment; and in either event, the term “Note”, as used herein, shall be deemed to mean and include such new note, as the circumstances shall require.

2.4 Servicing Fee. The Borrower agrees to pay to the Bank a servicing fee in the amount of Seventy Five Thousand Dollars ($75,000.00) per annum (with credit for the portion of the fee paid through March 31, 2010 under the Existing Loan Agreement) payable as follows: Twenty Five Thousand Dollars ($25,000) to be payable on April 1, 2010 and Seventy Five Thousand Dollars ($75,000) to be payable on August 1, 2010 and annually on August 1 of each year thereafter while this Agreement is in effect.

2.5 Use of Proceeds. Proceeds of the Loan shall be used solely for working capital purposes of Borrower and its Subsidiaries and for other general corporate purposes.

SECTION THREE: REQUIRED PAYMENTS, PLACE OF PAYMENT, ETC.

3.1 Required Repayments. In the event that the outstanding principal balance of the Loan shall at any time exceed the Borrower’s Borrowing Base, the Borrower will within two (2) Business Days upon discovery of the existence of such excess, make a principal payment which will reduce the outstanding principal balance of the Loan to an amount which does not exceed the Borrowing Base.

3.2 Place of Payments. All payments of principal and interest on the Loan and all payments of fees required hereunder shall be made to the Bank, at its address listed at the beginning of this Agreement, in immediately available funds.

3.3 Payment on Nonbusiness Days. Whenever any payment of principal, interest or fees to be made on the indebtedness evidenced by the Note shall fall due on a Saturday, Sunday or public holiday under the laws of the State of Michigan, such payment shall be made on the next succeeding business day.

SECTION FOUR: CONDITIONS OF LENDING

4.1 Conditions Precedent to Closing and Funding Initial Advance. The obligation of the Bank to fund the initial Loan advance hereunder is subject to the condition precedent that the Bank shall have received, on or before the Closing Date, all of the following in form and substance satisfactory to the Bank:

(a) Promissory Note (the “Note”) from the Borrower payable to the order of the Bank in the principal amount of Thirty-Two Million Dollars ($32,000,000.00).

(b) The Security Agreements of the Borrowing Base Obligors and the Borrower dated of even date herewith, pledging all of their Accounts Receivable as collateral security for the Loan.

(c) The Guaranties of the Borrowing Base Obligors dated of even date herewith.

(d) The Subordination Agreement (the prior receipt of which is acknowledged by Bank).

(e) Such Uniform Commercial Code Financing Statements as the Bank may require in order to give record notice of its security interest in the items listed as collateral in the Security Agreements, and Borrower shall reimburse Bank for all recording fees and taxes for the recording of such Financing Statements.

(f) Certified corporate resolutions of Borrower and the Borrowing Base Obligors, and certificate(s) of good standing for Borrower and the Borrowing Base Obligors from the state of its incorporation and such other states as Bank shall require, together with a copy of the charter and bylaws of the Borrower and the charters of the Borrowing Base Obligors.

(g) UCC lien searches from such recording officers as Bank shall specify, evidencing the priority of the Bank’s lien(s) under the Security Agreements over any other liens or encumbrances.

(h) The opinion of Borrower’s and the Borrowing Base Obligors’ counsel that the transactions herein contemplated have been duly authorized by all requisite corporate authority, that this Loan Agreement and the other instruments and documents herein referred to have been duly authorized, validly executed and are in full force and effect, and pertaining to such other matters as the Bank may require.

(i) Such other information and documentation as Bank shall reasonably deem to be necessary or desirable in connection with the funding of the Loan.

4.2 Conditions Precedent to All Credit Extensions. The obligation of the Bank to extend credit or make loan advances pursuant hereto (including the initial advance at the Closing Date) shall be subject to the following additional conditions precedent:

(a) The Borrower shall have furnished to the Bank each of the items referred to in Section 4.1 hereof, all of which shall remain in full force and effect as of the date of such requested credit extension or loan advance (notwithstanding that the Bank may not have required any such item to be furnished prior to the Closing Date).

(b) The Borrower shall not be in default of any of the terms and provisions hereof or of any instrument or document now or at any time hereafter evidencing or securing all or any part of the Loan indebtedness and extensions of credit. Each of the Warranties and Representations of the Borrower, as set out in Section Five hereof shall remain true and correct in all material respects as of the date of such Loan advance.

(c) On the Closing Date and thereafter as frequently as required by Section 6.5(iii) of this Agreement, the Borrower shall furnish a borrowing base report executed by a duly authorized officer of Borrower in the form agreed to by Borrower and Bank.

SECTION FIVE: REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

5.1 Incorporation. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan; it has the power and authority to own its properties and assets and is duly qualified to carry on its business in every jurisdiction wherein such qualification is necessary.

5.2 Power and Authority. The execution, delivery and performance of this Loan Agreement and the Note and Security Agreements, executed pursuant thereto by the Borrower or the Borrowing Base Obligors as applicable, have been duly authorized by all requisite action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of the Borrower or any Borrowing Base Obligor, any provision of any indenture, agreement or other instrument to which Borrower or any Borrowing Base Obligor is a party, or by which Borrower’s or any Borrowing Base Obligor’s properties or assets are bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower or any Borrowing Base Obligor, except for liens and other encumbrances provided for and securing the indebtedness covered by this Loan Agreement.

5.3 Financial Condition. (a) (i) The balance sheet of Borrower for the fiscal year ended as of December 31, 2008, and the related statement of income, retained earnings and changes in financial conditions for the year then ended, and (ii) the unaudited balance sheet of Borrower dated as of December 31, 2009, a copy of each of which has been furnished to the Bank, together with any explanatory notes therein referred to and attached thereto, are correct and complete and fairly present the financial condition of Borrower as at the respective dates of said balance sheets and the results of its operations for said periods. All such financial statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a consistent basis maintained through the period involved.

(b) Except as provided in Schedule 5.3(b), there has been no material adverse change in the business, properties or condition, financial or otherwise, of Borrower since December 31, 2009.

5.4 Title to Assets. Borrower has good and marketable title to all material properties and assets reflected on the balance sheet referred to in Section 5.3 hereof, except for (i) such assets as have been disposed of since said date as no longer used or useful in the conduct of business, (ii) Accounts Receivable collected and properly accounted for, and (iii) items which have been amortized in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

5.5 Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of the Borrower threatened against or affecting Borrower or any Borrowing Base Obligor, or any properties or rights of Borrower or any Borrowing Base Obligor, which, if adversely determined, would materially and adversely affect the financial condition of Borrower and the Borrowing Base Obligors (taken as a whole).

5.6 Taxes. Borrower has filed or caused to be filed all federal, state or local tax returns which are required to be filed, and has paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof (see Section 6.4).

5.7 Contracts or Restrictions. Neither Borrower nor any Borrowing Base Obligor is a party to any agreement or instrument or subject to any charter or other corporate restrictions adversely affecting its business, properties or assets, operations or financial condition.

5.8 No Default. Neither Borrower nor any Borrowing Base Obligor is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which does or will in the foreseeable future materially and adversely affect its business or operations.

5.9 Patents and Trademarks. Borrower possesses all necessary patents, trademarks, trade names, copyrights, and licenses necessary to the conduct of its businesses.

5.10 ERISA. Borrower and the Borrowing Base Obligors are in compliance with all applicable provisions of the Employees Retirement Income Security Act of 1974 (“ERISA”) and all other laws, state or federal, applicable to any employees’ retirement plan maintained or established by them.

SECTION SIX: AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that from the date hereof and until payment in full of the principal of and interest on the Loan, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank, Borrower will:

6.1 Business and Existence. Perform all things necessary to preserve and keep in full force and effect its existence, rights and franchises, comply with all laws applicable to it and continue to conduct and operate its business.

6.2 Maintain Property. Maintain, preserve, and protect all franchises, and trade names and preserve all the remainder of its properties used or useful in the conduct of its business substantially as conducted and operated during the present and preceding fiscal year; preserve all the remainder of its properties used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times.

6.3 Insurance. At all times maintain in some company or companies (having a Best’s rating of A- or better) approved by Bank, comprehensive public liability insurance covering claims for bodily injury, death, and property damage, with minimum limits satisfactory to the Bank, but in any event not less than those amounts customarily maintained by companies in the same or substantially similar business;

6.4 Obligations, Taxes and Liens. Pay all of its indebtednesses and obligations promptly in accordance with normal terms and practices of its business and pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or upon any of its income, profits, or properties, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies which otherwise, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Borrowers shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, trade payable, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings satisfactory to Bank, and Bank shall be furnished, if Bank shall so request, bond or other security protecting it against loss in the event that such contest should be adversely determined.

6.5 Financial Reports and Other Data.

(i) Furnish to the Bank as soon as available, and in any event within one hundred eighty (180) days after the end of each fiscal year of Borrower, audited consolidated balance sheets and statements of income of Borrower and its Subsidiaries which have been certified by an independent Certified Public Accountant acceptable to the Bank, showing the financial condition of Borrower and at the close of such year and the results of operations during such year, together with a Supplemental Schedule; and, within fifty (50) days after the end of each of the first three fiscal quarters of each year, financial statements similar to those mentioned above, on a consolidated basis, not audited, such balance sheets to be as of the end of each such quarter, and such statements of income to be for the period from the beginning of the fiscal year to the end of such quarter, in each case subject only to audit and year-end adjustment. Borrower shall use good faith efforts to submit the unaudited financial statements as certified by the Treasurer or other appropriate financial officer (“Certifying Officer”). Borrower’s failure to submit a certificate of the Certifying Officer with the unaudited financial statements shall not constitute an Event of Default, but any submission of Borrower shall automatically have been deemed to make the certifications in the preceding sentence when Borrower submits any financial statements to the Bank. The certificate of the Certifying Officer shall state that the attached financial statement, together with any explanatory notes therein referred to and attached thereto, is correct and complete and fairly presents the financial condition of the Borrower as of the date of the financial statement, and the results of its operations for the period ending on the date reflected in said financial statement; and that such financial statement has been prepared in accordance with generally accepted accounting principles applied on a consistent basis maintained throughout the period involved.

(ii) Borrower’s delivery to Bank of each set of financial statements pursuant to Section 6.5(i) hereof shall constitute a certification to the effect that such financial statements set forth the information required in order to establish whether the Borrower was in compliance with the requirements set forth in Section 6.9 of this Agreement during and as of the end of the period covered by the financial statements then being furnished.

(iii) Furnish to Bank on or before the twentieth (20th) day of each month (or at such other frequency as Bank may require) a borrowing base certificate as of the last day of the preceding month, together with an aging of Accounts Receivable in form acceptable to Bank (which borrowing base certificate and aging shall contain a certification that all of the Accounts Receivable included in the borrowing base certificate and aging are owned by a Borrowing Base Obligor and shall include a summary of the top ten largest customers of the Borrowing Base Obligors, aged out, a breakout of Accounts with respect to whether the Account Debtor is CenTra, Inc. or one of its Subsidiaries and a breakout of unbilled Accounts).

(iv) Together with Borrower’s delivery of each set of financial statements pursuant to Section 6.5(i) a Covenant Compliance Report detailing whether the Borrower is in compliance with the provisions of Section 6.9.

6.6 [Intentionally Deleted]

6.7 Notice of Default. Within three (3) Business Days after any officer of Borrower first has knowledge or notice, furnish the Bank with written notice of the occurrence of any event or the existence of any event, circumstance, or condition which constitutes or upon notice, lapse of time, or both, would constitute an Event of Default under the terms of this Loan Agreement.

6.8 [Intentionally Omitted]

6.9 Financial Covenants. Maintain the following financial status as of the end of each fiscal quarter of the Borrower as hereinafter set forth, on a consolidated basis with all Subsidiaries, and each defined term used in this Section 6.9, or incorporated or used in the calculations herein required of any defined term, shall be determined on a consolidated basis of Borrower and all Subsidiaries:

(i) Senior Leverage Ratio not to exceed 3.25 to 1.0; and

(ii) A Fixed Charge Coverage Ratio of not less than 1.25 to 1.0.

6.10 Right of Inspection. Permit the Bank, upon two (2) Business Days notice to visit and inspect any of the properties, corporate books and financial reports of the Borrower and to discuss its affairs, finances and accounts with its principal officers, at all such reasonable times and as often as the Bank may reasonably request.

6.11 Future Government Contracts. Execute appropriate instruments of assignment in favor of Bank of any Government Contracts at any time hereafter entered into by Borrower.

SECTION SEVEN: NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that at all times from and after the Closing Date, unless the Bank shall otherwise consent in writing, such consent to be at the discretion of the Bank, it will not, either directly or indirectly:

7.1 Dividends, Redemptions and Other Payments. (a) Declare or pay, or set aside any sum for the payment of, any dividends or make any other distribution upon any shares of its capital stock of any class, or (b) purchase, redeem or other otherwise acquire for value any shares of its capital stock of any class, or commit to do any of same, or set aside any sum therefor, or permit any subsidiary to purchase or acquire for value any shares of its capital stock of any class, or commit to do any of the same, or set aside any sum therefor, or (c) make any payment to a profit sharing plan or to any other retirement or pension plan to or for the benefit of management shareholders which exceeds (based on a percentage of compensation) similar payments made for the benefit of all employees of the Borrower; provided that the above clauses (a) and (c) shall only apply where the taking of any such action will result in a default in the financial covenants as contained at Section 6.9 herein.

7.2 Advances to Affiliates. Make loans or advances, or permit its Subsidiaries to make loans or advances, to Affiliates (other than Subsidiaries of Company) in an aggregate amount in excess of Seven Million Dollars ($7,000,000); provided that in calculating such limitation, trade receivables arising in the ordinary course of business in connection with arms-length transactions shall be disregarded.

SECTION EIGHT: EVENTS OF DEFAULT

An “Event of Default” shall exist if, subject to the provisions of Section 8.8, any of the following shall occur:

8.1 Payment of Principal, Interest. The Borrower defaults in the prompt payment as and when due of the principal of or interest on the Loan or any fees due under this Loan Agreement, or in the prompt payment when due of any other indebtednesses, liabilities, or obligations to the Bank, whether now existing or hereafter created or arising; direct or indirect, absolute or contingent; or

8.2 Payment of Other Obligations. The Borrower defaults with respect to any other agreement to which it is a party or with respect to any other indebtedness when due or the performance of any other obligation incurred in connection with any indebtedness for borrowed money, where the amount of such obligation or indebtedness is Five Million Dollars ($5,000,000.00) or more and if the effect of such default is to accelerate the maturity of such indebtedness, or if the effect of such default is to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity; or

8.3 Representation or Warranty. Any representation or warranty made by the Borrower herein, or in any report, certificate, financial statement or other writing furnished in connection with or pursuant to this Loan Agreement shall prove to be false, misleading or incomplete in any material respect on the date as of which made or any representation or warranty made by any Borrowing Base Obligor in its Security Agreement, or in any report, certificate, financial statement or other writing furnished in connection with or pursuant to the Security Agreement or this Loan Agreement shall prove to be false, misleading or incomplete in any material respect on the date as of which made; or

8.4 Covenants. The Borrower or any Borrowing Base Obligor defaults in the performance or observance of any covenant, condition, agreement or undertaking on its part to be performed or observed, as contained herein, in the applicable Security Agreement or in any other instrument or document which now or hereafter evidences, secures or relates to all or any part of the Loan or any extensions of credit made pursuant hereto; or

8.5 Bankruptcy, Etc. The Borrower, or any Borrowing Base Obligor shall make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or him or a substantial part of its, his or her assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or if there shall have been filed any such petition or application, or any such proceeding shall have been commenced against Borrower, or any Borrowing Base Obligor, in which an order for relief is entered or which remains undismissed for a period of thirty (30) days or more; or Borrower, or any Borrowing Base Obligor by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or him or any substantial part of any of its, his or her properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or Borrower, or any Borrowing Base Obligor shall generally not pay its debts as such debts become due; or

8.6 Concealment of Property, Etc. The Borrower, or any Borrowing Base Obligor shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within thirty (30) days from the date thereof; or

8.7 Revocation of Guaranty. Any person obligated under a Guaranty shall revoke its Guaranty; or

8.8 Notice and Cure Periods. The occurrence of any foregoing events listed in Section 8.1, 8.2, 8.3, 8.4, 8.5 and 8.6 hereof shall be an Event of Default if the same remains uncured in full after the Bank has provided written notice to Borrower and Borrower’s or the applicable Borrowing Base Obligor’s failure to cure within the applicable Cure Period.

8.9 Remedy. Upon the occurrence of any event, circumstance or condition which constitutes or would with the giving of notice, lapse of time, or both constitute an Event of Default, as specified herein, the Bank shall, at its option, be relieved of any obligation to make further loan advances or extensions of credit under this Agreement; and if such event, circumstance, or condition becomes an Event of Default, the Bank may, at its option, thereupon declare the entire Loan indebtedness and all other extensions of credit under or related to this Agreement to be immediately due and payable for all purposes, and may exercise all rights and remedies available to it under the Security Agreement, or any other instrument or document which secures the Loan indebtedness, or available at law or in equity. All such rights and remedies are cumulative and nonexclusive, and may be exercised by the Bank concurrently or sequentially, in such order as the Bank may choose. Upon the occurrence and during the continuance of any Event of Default, Borrower shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any letter of credit then outstanding.

SECTION NINE: MISCELLANEOUS

9.1 Amendments. The provisions of this Loan Agreement, the Note or any instrument or document executed pursuant hereto or securing the Loan indebtedness may be amended or modified only by an instrument in writing signed by the parties hereto.

9.2 Notices. All notices and other communications provided for hereunder (except for routine informational communications) shall be in writing and shall be mailed, certified mail, return receipt requested, sent by overnight courier service, or delivered, if to the Borrower, to it at the address reflected at the beginning of this Agreement to the Attention of David Crittenden, with a copy to Kemp, Klein, Umphrey, Endelman & May, P.C., Suite 600, Columbia Center, 201 West Big Beaver Road, Troy, Michigan 48099, Attention: Ralph Castelli; if to the Bank, to it at 28801 Groesbeck, Roseville, Michigan 48066, Attention: Group Manager, with a copy to Bodman LLP, 6th Floor at Ford Field, 1901 St. Antoine Street, Detroit, Michigan 48226, Attention: Larry R. Shulman; or as to any such person at such other address as shall be designated by such person in a written notice to the other parties hereto complying as to delivery with the terms of this Section 9.2. All such notices and other communications shall be effective (i) if mailed, when received or three (3) business days after mailing, whichever is earlier; (ii) if sent by overnight courier service, when received or one (1) business day following the sending thereof (whichever is earlier); or (iii) if delivered, upon delivery.

9.3 No Waiver, Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Bank, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Waiver of any right, power, or privilege hereunder or under any instrument or document now or hereafter securing the indebtedness evidenced hereby or under any guaranty at any time given with respect thereto is a waiver only as to the specified item. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

9.4 Survival of Agreements; Assignments. All agreements, representations and warranties made herein shall survive the delivery of the Note. This Loan Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest therein and Bank shall not have the right to assign any part of the Loan or grant participations therein without the consent of the Borrower whose consent shall not be unreasonably withheld.

9.5 Liens; Setoff by Bank. Borrower hereby grants to the Bank a continuing lien, as security for the Note and all other indebtednesses, liabilities, and obligations of the Borrower to the Bank, upon any and all of its moneys, securities and other property and the proceeds thereof, now or hereafter held or received by or in transit to, the Bank from or for Borrower, and also upon any and all deposits (general or special, matured or unmatured) and credits of the Borrower against the Bank, at any time existing. Upon the occurrence of any Event of Default as specified above, the Bank is hereby authorized at any time and from time to time, following three (3) Business Days notice to Borrower to set off, appropriate, and apply any and all items hereinabove referred to against any or all indebtednesses of the Borrower to the Bank.

9.6 Governing Law. This Loan Agreement shall be governed and construed in accordance with the laws of the State of Michigan.

9.7 Execution in Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

9.8 Terminology; Section Headings. All personal pronouns used in this Loan Agreement whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Section headings are for convenience only and neither limit nor amplify the provisions of this Loan Agreement.

9.9 Enforceability of Agreement. Should any one or more of the provisions of this Loan Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the parties hereto.

9.10 Interest Limitations. It is the intention of the parties hereto to comply strictly with all applicable usury and similar laws; and, accordingly, in no event and upon no contingency shall the Bank ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the Maximum Rate. Any provision hereof, or of any other agreement executed by the Borrower that would otherwise operate to bind, obligate or compel the Borrower to pay interest in excess of such Maximum Rate or fees in excess of the maximum lawful amount shall be construed to require the payment of the maximum rate or amount only.

9.11 Non-Control. In no event shall the Bank’s rights hereunder be deemed to indicate that, the Bank is in control of the business, management or properties of the Borrower or has power over the daily management functions and operating decisions made by the Borrower, all such rights and powers being hereby expressly reserved to the Borrower.

9.12 Extensions of Termination Date; Continuing Security. (a) The specific Termination Date mentioned in Section One may, in the sole and unrestricted discretion of the Bank, by written notice to the Borrower, be extended one or more times to a subsequent date or dates unless, not later than thirty (30) days prior to the specific Termination Date mentioned in Section One, or, in the event of the extension of such Termination Date, not later than thirty (30) days prior to any such then effective extended Termination Date, the Borrower shall notify the Bank in writing that this Agreement shall not be further extended. The Bank shall be under no obligation whatsoever to extend the initial Termination Date, or to further extend any subsequent Termination Date to which the Bank has previously agreed in writing, any extensions of the initial or any subsequent Termination Date being in the sole and unrestricted judgment and discretion of the Bank.

(b) Upon the specific Termination Date so fixed in Article One, or in the event of the extension of this Agreement to a subsequent Termination Date (when no effective extension is in force), the Loan and all other extensions of credit (unless sooner declared to be due and payable by the Bank pursuant to the provisions hereof) shall become due and payable for all purposes. Until all such indebtednesses, liabilities and obligations secured by the Security Agreement are satisfied in full, such termination shall not affect the security interest granted to Bank pursuant to the Security Agreement, nor the duties, covenants, and obligations of the Borrower therein and in this Agreement; and all of such duties, covenants and obligations shall remain in full force and effect until the Loan and all other indebtednesses, liabilities and obligations of the Borrower to the Bank shall have been fully paid and satisfied in all respects.

9.13 Fees and Expenses. The Borrower agrees to pay, or reimburse the Bank for, the actual out-of-pocket expenses, including reasonable counsel fees and fees of any accountants, inspectors or other similar experts, on a time and charges basis, as reasonably deemed necessary by the Bank, incurred by the Bank in connection with the development, preparation, execution, amendment, recording, administration (excluding the salary of Bank’s employees and Bank’s normal and usual overhead expenses, but including the costs of any field exams of Borrower and the Borrowing Base Obligors, which cost for field exams, so long as there is no Event of Default, shall not exceed $6,000.00 annually) or enforcement of, or the preservation of any rights under this Loan Agreement, the Note, the Security Agreements, and any other instrument or document which now or hereafter secures the Loan.

9.14 Time of Essence. Time is of the essence of the Borrower’s obligations under this Loan Agreement, the Note, and the other instruments and documents executed and delivered in connection herewith.

9.15 Conflict. In the event of any express conflict between the provisions hereof and the provisions of the Note, the Security Agreements, or any other loan document with the Bank during the continuance of this Agreement the provisions of this Agreement shall control; provided that with respect to Section 9.10 hereof, the provisions of the Note shall control.

9.16 As to the Bank’s Base Rate. Borrower acknowledges that the Bank’s Base Rate is one of several interest rate indices employed by the Bank; and that the Bank has made and may hereafter make loans bearing interest at rates which are higher or lower than the Bank’s Base Rate.

9.17 Reports. Except as otherwise expressly set forth herein, all certificates and reports to be furnished by the Borrower to the Bank shall be furnished by the President or Treasurer of the Borrower.

9.18 Amendment and Restatement. This Loan Agreement constitutes an amendment to and restatement in its entirety of the Existing Loan Agreement, which Existing Loan Agreement is fully superseded and amended and restated in its entirety hereby without constituting a novation; provided, however, that the Loans governed by the Existing Loan Agreement shall remain outstanding and in full force and effect (subject to the terms hereof), including the reduction in the original amount thereof.

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be executed by their respective officers, duly authorized so to do, all as of the day and year first above written.

LINC LOGISTICS COMPANY

By:	/S/ H. E. WOLFE
Title:	PRESIDENT

BORROWER

COMERICA BANK

By:	/S/ WILLIAM J. SCARBOROUGH
William J. Scarborough
Title:	Vice President

BANK

LIST OF EXHIBITS TO LOAN AGREEMENT

Exhibit “A” - Form of Promissory Note

EXHIBIT “A”

TO LOAN AGREEMENT

(Form of Promissory Note)

A-1

Master Revolving Note
LIBOR-based Rate/Daily Adjusting LIBOR Rate Maturity Date-Optional Advances (Business and Commercial Loans Only)

AMOUNT	NOTE DATE	MATURITY DATE
$32,000,000	February 18, 2010	July 30, 2011

On or before the Maturity Date set forth above, FOR VALUE RECEIVED, the undersigned promise(s) to pay to the order of COMERICA BANK (herein called “Bank”), at any office of the Bank in the State of Michigan, the principal sum of THIRTY TWO MILLION DOLLARS ($32,000,000), or so much of said sum as has been advanced and is then outstanding under this Note, together with interest thereon as hereinafter set forth.

This Note is a note under which Advances, repayments and re-Advances may be made from time to time, subject to the terms and conditions of this Note and the Amended and Restated Loan Agreement dated February 18, 2010 between Borrower and Bank (as amended or modified from time to time, the “Loan Agreement”); provided, however, in no event shall Bank be obligated to make any Advances or re-Advances hereunder (notwithstanding anything expressed or implied herein or elsewhere to the contrary) in the event that any Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, shall have occurred and be continuing or exist. The Maturity Date may be extended one or more times pursuant to the provisions of the Loan Agreement.

Subject to the terms and conditions of this Note, each of the Advances made hereunder shall bear interest at the LIBOR-based Rate plus the Applicable Margin or the Daily Adjusting LIBOR Rate plus the Applicable Margin, as elected by the undersigned or as otherwise determined under this Note, except during any period of time during which, in accordance with the terms and conditions of this Note, the Indebtedness hereunder shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

Accrued and unpaid interest on the unpaid balance of each outstanding Advance hereunder shall be payable monthly, in arrears, on the first Business Day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). Interest accruing on the basis of the Daily Adjusting LIBOR Rate and on the basis of the Prime Referenced Rate (to the extent applicable) shall be computed on the basis of a year of 365 or 366 days, as applicable, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the Applicable Interest Rate as a result of any change in the Daily Adjusting LIBOR Rate or, to the extent applicable, the Prime Referenced Rate, on the date of each such change. Interest accruing on the basis of the LIBOR-based Rate shall be computed on the basis of a 360 day year and shall be assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto but not including the last day thereof.

From and after the occurrence of any Event of Default hereunder, and so long as any such Event of Default remains unremedied or uncured thereafter, the Indebtedness outstanding under this Note shall bear interest at a per annum rate of three percent (3%) above the otherwise Applicable Interest Rate(s), which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to four percent (4%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default hereunder.

In no event shall the interest payable under this Note at any time exceed the maximum rate permitted by law.

The amount and date of each Advance from time to time outstanding under this Note, its Applicable Interest Rate, its Interest Period, if applicable, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be presumed to be correct, absent demonstrable error (subject to the undersigned’s right to contest such records within thirty days of receipt of written statements setting forth such information); provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve the undersigned of its/their obligations to repay Bank all amounts payable by the undersigned to Bank under or pursuant to this Note, when due in accordance with the terms hereof.

The undersigned may request an Advance hereunder, including the refunding of an outstanding Advance as the same type of Advance or the conversion of an outstanding Advance to another type of Advance, upon the delivery to Bank of a Request for Advance executed by the undersigned, subject to the following: (a) no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, shall have occurred and be continuing or exist under this Note; (b) each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit “A”; (c) each such Request for Advance shall be delivered to Bank by 11:00 a.m. (Detroit, Michigan time) on the proposed date of the requested Advance; (d) the principal amount of each LIBOR-based Advance shall be at least Two Hundred Fifty Thousand Dollars ($250,000.00) (or such lesser amount as is acceptable to Bank in its sole discretion); (e) the proposed date of any refunding of any outstanding LIBOR-based Advance as another LIBOR-based Advance or the conversion of any outstanding LIBOR-based Advance to another type of Advance shall only be on the last day of the Interest Period applicable to such outstanding LIBOR-based Advance; and (f) after giving effect to such Advance, the aggregate unpaid principal amount of Advances outstanding under this Note shall not exceed the face amount of this Note.

Advances hereunder may be requested in the undersigned’s discretion by telephonic notice to Bank. Any Advance requested by telephonic notice shall be confirmed by the undersigned that same day by submission to Bank, either by first class mail, facsimile or other means of delivery acceptable to Bank, of the written Request for Advance aforementioned. The undersigned acknowledge(s) that if Bank makes an Advance based on a telephonic request, it shall be for the undersigned’s convenience and all risks involved in the use of such procedure shall be borne by the undersigned, and the undersigned expressly agree(s) to indemnify and hold Bank harmless therefor. Bank shall have no duty to confirm the authority of anyone requesting an Advance by telephone.

If, as to any outstanding LIBOR-based Advance, Bank shall not receive a timely Request for Advance, or telephonic notice, in accordance with the foregoing requesting the refunding or continuation of such Advance as another LIBOR-based Advance for a specified Interest Period or the conversion of such Advance to a Daily Adjusting LIBOR Rate Advance, effective as of the last day of the Interest Period applicable to such outstanding LIBOR-based Advance, and as of the last day of each succeeding Interest Period, the principal amount of such Advance which is not then repaid shall be automatically refunded or continued as a Daily Adjusting LIBOR Rate Advance, subject in all respects to the terms and conditions of this Note. The foregoing shall not in any way whatsoever limit or otherwise affect any of Bank’s rights or remedies under this Note upon the occurrence of any Event of Default hereunder, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default.

Subject to the definition of an “Interest Period” hereunder, in the event that any payment under this Note becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Note.

All payments to be made by the undersigned to Bank under or pursuant to this Note shall be in immediately available United States funds, without setoff or counterclaim, and in the event that any payments submitted hereunder are in funds not available until collected, said payments shall continue to bear interest until collected.

If the undersigned make(s) any payment of principal with respect to any LIBOR-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, required payment or otherwise), or if the undersigned fail(s) to borrow any LIBOR-based Advance after notice has been given by the undersigned (or any of them) to Bank in accordance with the terms of this Note requesting such Advance, or if the undersigned fail(s) to make any payment of principal or interest in respect of a LIBOR-based Advance when due, the undersigned shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by the undersigned to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Note, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant LIBOR-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any LIBOR-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of the undersigned, Bank shall deliver to the undersigned a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be presumed correct, absent demonstrable error. The undersigned may prepay all or part of the outstanding balance of any Daily Adjusting LIBOR Rate Advance under this Note or any Indebtedness hereunder which is bearing interest based upon the Prime Referenced Rate at any such time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. For sake of clarity, Bank acknowledges that each monthly payment which is made on the last day of the Interest Period relating to the Indebtedness to be paid on such date shall not result in the payment of any loss, cost or expense under this paragraph.

For any LIBOR-based Advance or any Daily Adjusting LIBOR Rate Advance, if Bank shall designate a LIBOR Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying such Advance on the books of such LIBOR Lending Office.

If, at any time, (a) Bank determines that, Bank is unable to determine or ascertain the LIBOR-based Rate or the Daily Adjusting LIBOR Rate, or (b) Bank determines that by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered to Bank for any applicable Advance or Interest Period, or (c) Bank determines reasonably and in good faith that the LIBOR-based Rate plus the Applicable Margin or the Daily Adjusting LIBOR Rate plus the Applicable Margin will not accurately or fairly cover or reflect the cost to Bank of maintaining any of the Indebtedness under this Note based upon the LIBOR-based Rate or the Daily Adjusting LIBOR Rate, then Bank shall forthwith give notice thereof to the undersigned. Thereafter, until Bank notifies the undersigned that such conditions or circumstances no longer exist, the right of the undersigned to request a LIBOR-based Advance or a Daily Adjusting LIBOR Rate Advance and to convert an Advance to or refund an Advance as a LIBOR-based Advance or a Daily Adjusting LIBOR Rate Advance shall be suspended, and the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate for all Indebtedness hereunder during such period of time.

If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its LIBOR Lending Office) to make or maintain any Advance with interest based upon the LIBOR-based Rate or the Daily Adjusting LIBOR Rate, Bank shall forthwith give notice thereof to the undersigned. Thereafter, (a) until Bank notifies the undersigned that such conditions or circumstances no longer exist, the right of the undersigned to request a LIBOR-based Advance or a Daily Adjusting LIBOR Rate Advance and to convert an Advance to or refund an Advance as a LIBOR-based Advance or a Daily Adjusting LIBOR Rate Advance shall be suspended, and thereafter, the undersigned may select only the Prime Referenced Rate plus the Applicable Margin as the Applicable Interest Rate for the Indebtedness hereunder, and (b) if Bank may not lawfully continue to maintain an outstanding LIBOR-based Advance to the end of the then current Interest Period applicable thereto, the Prime Referenced Rate plus the Applicable Margin shall be the Applicable Interest Rate for the remainder of such Interest Period with respect to such outstanding Advance.

If after the date hereof, the adoption of, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank (or its LIBOR Lending Office) to any tax, duty or other charge with respect to this Note or any Indebtedness hereunder, or shall change the basis of taxation of payments to Bank (or its LIBOR Lending Office) of the principal of or interest under this Note or any other amounts due under this Note in respect thereof (except for changes in the (y) Michigan Business Tax, or any similar tax, or (z) the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its LIBOR Lending Office), or shall impose on Bank (or its LIBOR Lending Office) or the foreign exchange and interbank markets any other condition affecting this Note or the Indebtedness hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Note by an amount deemed by the Bank to be material, then, if such increased cost is not already reflected in the LIBOR-based Rate of Daily Adjusting LIBOR Rate, the undersigned shall pay to Bank, within fifteen (15) days of the undersigned’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to the undersigned, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent demonstrable error. Bank shall give undersigned prompt written notice of any change in law of which Bank has actual knowledge and undersigned shall not be obligated to reimburse Bank for any increased costs relating to any period more than ninety (90) days prior to the date of such notice.

In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Indebtedness hereunder, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Indebtedness hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then the undersigned shall pay to Bank, within fifteen (15) days of the undersigned’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to maintaining any Indebtedness hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to the undersigned, shall be conclusive and binding for all purposes absent demonstrable error. Bank shall give undersigned prompt written notice of any change in law of which Bank has actual knowledge and undersigned shall not be obligated to reimburse Bank for any increased costs relating to any period more than ninety (90) days prior to the date of such notice.

This Note and any and all modifications, renewals or extensions of it and however evidenced including, without limitation, any late charges; loan fees or charges; costs incurred by Bank in establishing, determining, continuing or defending the validity or priority of any security interest, pledge or other lien or in pursuing any of its rights or remedies under any loan document (or otherwise) or in connection with any proceeding involving the Bank as a result of any financial accommodation to the undersigned (or any of them); and reasonable costs and expenses of attorneys and paralegals, whether inside or outside counsel is used, and whether any suit or other action is instituted, and to court costs if suit or action is instituted, and whether any such fees, costs or expenses are incurred at the trial court level or on appeal, in bankruptcy, in administrative proceedings, in probate proceedings or otherwise (collectively “Indebtedness”) are secured by and the Bank is granted a security interest in and lien upon all items deposited in any account of any of the undersigned with the Bank and by all proceeds of these items (cash or otherwise), all account balances of any of the undersigned from time to time with the Bank, by all property of any of the undersigned from time to time in the possession of the Bank and by any other collateral, rights and properties described in each and every security agreement or collateral agreement which has been, or will at any time(s) later be, executed by any (or all) of the undersigned to or for the benefit of the Bank (collectively “Collateral”).

If there shall occur an Event of Default which continues beyond any applicable period of cure, the Bank may at its option and without prior notice to undersigned, (a) declare any or all of the Indebtedness to be immediately due and payable (notwithstanding any provisions contained in the evidence of it to the contrary), sell or liquidate all or any portion of the Collateral, charge interest at the default rate provided in the document evidencing this relevant Indebtedness, and exercise any one or more of the rights and remedies to Bank by any agreement with undersigned given to it under applicable law, or otherwise and (b) upon three (3) Business Days prior written notice to Borrower, set off against the Indebtedness any amounts owing by Bank to Borrower.

This Note shall bind the undersigned, and the undersigned’s successors and assigns.

The undersigned waive(s) presentment, demand, protest, notice of dishonor, notice of demand or intent to demand, notice of acceleration or intent to accelerate, and all other notices (except for those notices required by the Loan Agreement pursuant to which this Note is delivered and the Loan Documents referenced therein), and agree(s) that no extension or indulgence to the undersigned (or any of them) or release, substitution or nonenforcement of any security, or release or substitution of any of the undersigned, any guarantor or any other party, whether with or without notice, shall affect the obligations of any of the undersigned. The undersigned waive(s) all defenses or right to discharge available under Section 3-605 of the Michigan Uniform Commercial Code and waive(s) all other suretyship defenses or right to discharge. The undersigned agree(s) that the Bank has the right to sell, assign, or grant participations or any interest in, any or all of the Indebtedness, and that, in connection with this right, but without limiting its ability to make other disclosures to the full extent allowable, the Bank may disclose all documents and information which the Bank now or later has relating to the undersigned or the Indebtedness to the extent permitted by the applicable terms of the Loan Agreement. The undersigned agree(s) that the Bank may provide information relating to this Note or relating to the undersigned to the Bank’s parent, affiliates, subsidiaries and service providers to the extent not prohibited by the terms of the Loan Agreement.

The undersigned agree(s) to reimburse Bank, or any other holder or owner of this Note, for any and all costs and expenses (including, without limit, court costs, legal expenses and reasonable attorneys’ fees, whether inside or outside counsel is used, whether or not suit is instituted, and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in collecting or attempting to collect this Note or the Indebtedness or incurred in any other matter or proceeding relating to this Note or the Indebtedness. All attorneys’ fees shall be calculated on a time and charges basis.

The undersigned acknowledge(s) and agree(s) that there are no contrary agreements, oral or written, establishing a different term of this Note and agree(s) that the terms and conditions of this Note may not be amended, waived or modified except in a writing signed by an officer of the Bank expressly stating that the writing constitutes an amendment, waiver or modification of the terms of this Note. As used in this Note, the word “undersigned” means, individually and collectively, each maker, accommodation party, endorser and other party signing this Note in a similar capacity. If any provision of this Note is unenforceable in whole or part for any reason, the remaining provisions shall continue to be effective. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

For the purposes of this Note, the following terms have the following meanings:

“Advance” means a borrowing requested by the undersigned and made by Bank under this Note, including any refunding of an outstanding Advance as the same type of Advance or the conversion of any such outstanding Advance to another type of Advance, and shall include a LIBOR-based Advance, a Daily Adjusting LIBOR Rate Advance and (subject to the terms of this Note) a Prime-based Advance.

“Applicable Interest Rate” means the LIBOR-based Rate plus the Applicable Margin, the Daily Adjusting LIBOR Rate plus the Applicable Margin or (subject to the terms of this Note) the Prime Referenced Rate plus the Applicable Margin, as selected by the undersigned from time to time or as otherwise determined in accordance with the terms and conditions of this Note.

“Applicable Margin” means:

(a)	in respect of the LIBOR–based Rate, three and three quarters percent (3 3/4%) per annum; and

(b)	in respect of the Daily Adjusting LIBOR Rate three and three quarters percent (3 3/4%) and, to the extent applicable, the Prime Referenced Rate, one and one quarter percent (1 1/4%) per annum.

“Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in Detroit, Michigan, and, in respect of notices and determinations relating to LIBOR-based Advances, Daily Adjusting LIBOR Rate Advances, the LIBOR-based Rate and the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(a)	for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or, in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness outstanding hereunder which is to bear interest on the basis of such Daily Adjusting LIBOR Rate and for a period equal to one (1) month;

divided by

(b)	1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

“Daily Adjusting LIBOR Rate Advance” means an Advance which bears interest at the Daily Adjusting LIBOR Rate plus the Applicable Margin.

“Event of Default” shall mean an Event of Default as defined in the Loan Agreement.

“Interest Period” means, with respect to a LIBOR-based Advance, a period of one (1) month, two (2) months, or three (3) months, as selected by the undersigned (and which period is acceptable to Bank in its sole discretion), or as otherwise determined pursuant to and in accordance with the terms of this Note, commencing on the day a LIBOR-based Advance is made or the day an Advance is converted to a LIBOR-based Advance or the day an outstanding LIBOR-based Advance is refunded or continued as another LIBOR-based Advance for an applicable Interest Period, provided that any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, except that if the next succeeding Business Day falls in another calendar month, the Interest Period shall end on the next preceding Business Day, and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month. In the event that any LIBOR-based Advance is at any time refunded or continued as another LIBOR-based Advance for an additional Interest Period, such Interest Period shall commence on the last day of the preceding Interest Period then ending.

“LIBOR-based Advance” means an Advance which bears interest at the LIBOR-based Rate plus the Applicable Margin.

“LIBOR-based Rate” means a per annum interest rate which is equal to the quotient of the following:

(a)	the LIBOR Rate;

divided by

(b)	1.00 minus the maximum rate (expressed as a decimal) during such Interest Period at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

“LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to the undersigned.

“LIBOR Rate” means, with respect to any Indebtedness outstanding under this Note bearing interest on the basis of the LIBOR-based Rate, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Interest Period for such Indebtedness, commencing on the first day of such Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or, in the absence of such other service, the “LIBOR Rate” shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period in the interbank eurodollar market in an amount comparable to the principal amount of the respective LIBOR-based Advance which is to bear interest on the basis of such LIBOR-based Rate and for a period equal to the relevant Interest Period.

“Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Prime-based Advance” means an Advance which bears interest at the Prime Referenced Rate plus the Applicable Margin, subject to the terms of this Note.

“Prime Referenced Rate” means a per annum interest rate which is equal to the Prime Rate, but in no event less than two and one-half percent (2.50%) per annum.

“Request for Advance” means a Request for Advance issued by the undersigned under this Note in the form annexed to this Note as Exhibit “A”.

No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Note are cumulative and not exclusive of any right or remedies which Bank would otherwise have, whether by other instruments or by law.

THE MAXIMUM INTEREST RATE SHALL NOT EXCEED 25% PER ANNUM OR THE HIGHEST APPLICABLE USURY CEILING, WHICHEVER IS LESS.

This Note amends and restates and reduces that certain Promissory Note (LIBOR Rate) dated as of March 29, 2007, made in the principal amount of Thirty Five Million Dollars ($35,000,000) by the undersigned payable to Bank (the “Prior Note”); provided, however, (i) the execution and delivery by the undersigned of this Note shall not, in any manner or circumstance, be deemed to be a payment of, a novation of or to have terminated, extinguished or discharged any of the undersigned’s indebtedness evidenced by the Prior Note, all of which indebtedness, as so reduced, shall continue under and shall hereinafter be evidenced and governed by this Note, and (ii) all collateral and guaranties securing or supporting the Prior Note shall continue to secure and support this Note.

LINC LOGISTICS COMPANY

By:
SIGNATURE OF

Its:
TITLE

11355 Stephens Road,	Warren,	MI	48089
STREET ADDRESS	CITY	STATE	ZIP

For Bank Use Only
LOAN OFFICER INITIALS	LOAN GROUP NAME	OBLIGOR NAME Linc Logistics Company
LOAN OFFICER ID. NO.	LOAN GROUP NO.	OBLIGOR NO.	NOTE NO.	AMOUNT $32,000,000

EXHIBIT “A”

REQUEST FOR ADVANCE

The undersigned hereby request(s) COMERICA BANK (“Bank”) to make a                             * Advance to the undersigned on             ,         , in the amount of                              Dollars ($        ) under the Master Revolving Note dated as of February 18, 2010, issued by the undersigned to said Bank in the face amount of Thirty Two Million Dollars ($32,000,000) (the “Note”). The Interest Period for the requested Advance, if applicable, shall be                      (        )** month(s). In the event that any part of the Advance requested hereby constitutes the refunding or conversion of an outstanding Advance, the amount to be refunded or converted is                              Dollars ($        ), and the last day of the Interest Period for the amounts being converted or refunded hereunder, if applicable, is             ,         .

The undersigned represent(s), warrant(s) and certify(ies) that no Event of Default, or any condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, has occurred and is continuing under the Note, and none will exist upon the making of the Advance requested hereunder. The undersigned further certify(ies) that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof. If the amount advanced to the undersigned under the Note shall at any time exceed the face amount thereof, the undersigned will immediately pay such excess amount, without any necessity of notice or demand.

The undersigned hereby authorize(s) Bank to disburse the proceeds of the Advance being requested by this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding of all or any part of any outstanding
Advance(s), in which case, such proceeds shall be deemed to be utilized, to the extent necessary, to refund or convert that portion stated above of the existing outstandings under such Advance(s).

Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Note.

Dated this      day of             ,         .

LINC LOGISTICS COMPANY

By:

Its:

*	Insert, as applicable, “LIBOR-based” or “Daily Adjusting LIBOR Rate”.
**	a LIBOR-based Advance, insert the applicable Interest Period (i.e., “one (1)”, “two (2)” or “three (3)” months).

SCHEDULE 1

Logistics Insight Corp.

Linc Ontario, Ltd.

Pro Logistics, Inc.

CTX, Inc.

Central Global Express, Inc.

Dedicated Fuel, LLC

On Demand Transport, Inc.

OTR Logistics, Inc.

Maintenance Insight, LLC

SCHEDULE 2

The Supplemental Schedule shall be a consolidating financial statement of Borrower and its Subsidiaries and shall include, together with such additional information as Bank may reasonably request from time to time:

(a)	A separate break out of the financial statements of Borrower (unconsolidated);

(b)	A combined total for all Borrowing Base Obligors;

(c)	A combined total for all Subsidiaries which are not Borrowing Base Obligors;

(d)	Eliminating entries;

(e)	A final consolidated statement for Borrower and all of its Subsidiaries.

SCHEDULE 5.3(b)

None.